Exhibit 5.1

June 19, 2013

Nielsen Finance LLC

Nielsen Finance Co.

85 Broad Street

New York, New York 10004

Ladies and Gentlemen:

We have acted as counsel to The Nielsen Company B.V., a company organized in the Netherlands (the “Company”), Nielsen Finance LLC, a Delaware limited liability company (“Nielsen Finance LLC”), Nielsen Finance Co., a Delaware corporation (together with Nielsen Finance LLC, the “Issuers”), and the subsidiaries of the Company listed on Schedule I hereto (the “Schedule I Guarantors”) and Schedule II hereto (the “Schedule II Guarantors” and, collectively with the Company and the Schedule I Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $800,000,000 aggregate principal amount of 4.50% Senior Notes due 2020 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of October 2, 2012 (the “Indenture”), among the Issuers, the Guarantors and Law Debenture Trust Company of New York, as trustee (the “Trustee”). The Exchange Notes will be offered by the Issuers in exchange for $800,000,000 aggregate principal amount of their outstanding 4.50% Senior Notes due 2020.

We have examined the Registration Statement, and the Indenture and the form of Exchange Note, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

Nielsen Finance LLC Nielsen Finance Co.	June 19, 2013

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company and the Schedule II Guarantors are validly existing under the law of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, and have duly authorized, executed and delivered the Indenture and (2) the execution, delivery and performance by the Company and the Schedule II Guarantors of the Indenture and the Guarantees do not and will not violate the law of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable laws (excepting the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the California Corporations Code, the Delaware Limited Liability Company Act, the Delaware Revised Limited Partnership Act and the Delaware General Corporation Law.

Nielsen Finance LLC Nielsen Finance Co.	June 19, 2013

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors Incorporated or Formed in the States of New York, Delaware or California

Subsidiary	State of Incorporation or Formation
TNC (US) Holdings, Inc.	New York
A. C. Nielsen Company, LLC	Delaware
A. C. Nielsen (Argentina) S.A.	Delaware
ACN Holdings Inc.	Delaware
ACNielsen Corporation	Delaware
ACNielsen eRatings.com	Delaware
ART Holding, L.L.C.	Delaware
Athenian Leasing Corporation	Delaware
CZT/ACN Trademarks, L.L.C.	Delaware
G4 Analytics, Inc.	Delaware
NetRatings, LLC	Delaware
Nielsen Mobile, LLC	Delaware
Nielsen National Research Group, Inc.	California
NMR Investing I, Inc.	Delaware
NMR Licensing Associates, L.P.	Delaware
The Nielsen Company (US), LLC	Delaware
VNU Marketing Information, Inc.	Delaware
Neurofocus, Inc.	California
Vizu Corporation	Delaware

Schedule II

Guarantors Incorporated or Formed in Jurisdictions other than the States of New York,

Delaware or California

Subsidiary	State of Incorporation or Formation
Nielsen Holding and Finance B.V.	Netherlands
The Cambridge Group, Inc.	Illinois
Marketing Analytics, Inc.	Illinois
The Perishables Group, Inc.	Illinois
AGB Nielsen Media Research B.V.	Netherlands
The Nielsen Company B.V.	Netherlands
VNU Intermediate Holding B.V.	Netherlands
VNU International B.V.	Netherlands
The Nielsen Company (Luxembourg) S.À.R.L.	Luxembourg
The Nielsen Company Finance (Ireland) Limited	Ireland